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                                                                    Exhibit 99.1

                       KANSAS CITY, MISSOURI- JULY 8, 2004

Interstate Bakeries Corporation (NYSE-IBC), the nation's largest baker and distributor of fresh baked bread and sweet goods, today announced that Ronald B. Hutchison has been named Executive Vice President and Chief Financial Officer for IBC effective immediately. He will report directly to CEO James Elsesser and will work closely with Mr. Elsesser and other members of senior management to consolidate operations and improve profitability. The Chief Financial Officer position had been open since the retirement of Frank W. Coffey as CFO in May of 2003.

"Ron brings a strong expertise in corporate finance and complex organizations," said James R. Elsesser, Chairman and Chief Executive Officer. "He will be a key participant in our refinancing activities and a major contributor in IBC's efforts to improve our operations, systems and financial performance."

Hutchison, 54, joins IBC after one year at Aurora Foods in St. Louis where he was Executive Vice President, responsible for overseeing Aurora's restructuring and the negotiation of its merger with Pinnacle Foods. From 2002 to 2003, Mr. Hutchison was Executive Vice President for Kmart Corporation, where he oversaw the Company's reorganization. Prior to joining Kmart, Mr. Hutchison was Chief Financial Officer of Advantica Restaurant Group, Inc., parent company of the Denny's Corporation restaurant chain.

Mr. Hutchison is a graduate of the University of Akron with a bachelor's degree in accounting and a Certified Public Accountant. Members of IBC's senior management who will report directly to Mr. Hutchison include Paul E. Yarick, Senior Vice President -- Finance and Treasurer, and Laura D. Robb, Vice
President and Corporate Controller.
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Separately, IBC announced that the Audit Committee of its Board of Directors had retained the law firm of Skadden, Arps, Slate, Meagher & Flom LLP to investigate the Company's manner for setting its workers' compensation reserves and other reserves. As previously announced on June 3, 2004, the Company increased its reserve for workers' compensation during fiscal 2004 with a charge to pretax income of approximately $40 million. The Company currently expects that all or a portion of this charge relates to quarters prior to the fourth quarter of fiscal 2004, although the Company's review has not been finalized. If the charge is taken in a quarter other than the fourth quarter, the Company will be required to restate its financial statements for the appropriate prior quarter(s).

IBC does not expect to release its earnings for the fourth quarter and fiscal 2004 until the Audit Committee has reviewed the results of the investigation.

Interstate Bakeries Corporation is the largest baker and distributor of fresh baked bread and sweet goods in the U.S., under various national brand names including Wonder(R), Hostess(R) and Home Pride(R), as well as regional brand names such as Butternut(R), Dolly Madison(R), Drake's(R) and Merita(R). The Company, with 55 bread and cake bakeries and more than 1,000 distribution centers located in strategic markets from coast-to-coast, is headquartered in Kansas City, Missouri.

For information on the Company, please contact:

         Ronald B. Hutchison
         Executive Vice President and Chief Financial Officer
         Interstate Bakeries Corporation
         12 East Armour Boulevard
         Kansas City, MO  64111
         (816) 502-4000

FORWARD-LOOKING STATEMENTS

Some information contained in this release may be forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are not historical in nature and include statements relating to, among other things, workers' compensation reserve estimates and our anticipated restatement of financial results for quarters prior to the fourth quarter of fiscal 2004. These forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond our control, which could cause actual results to differ
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materially from such statements. Factors that could cause actual results to differ materially include, but are not limited to, negative reactions from the Company's stockholders, creditors or customers to our anticipated restatement of financial results for quarters prior to the fourth quarter of fiscal 2004 or any delay in providing financial information caused by such anticipated restatement; increased costs or delays in Program SOAR or other problems related thereto; failure of Program SOAR to produce expected efficiencies and financial benefits or to produce them in the time frame anticipated by the Company; cash flows and our compliance with the financial covenants in our senior secured credit facility; the availability of capital on acceptable terms; changes in consumer tastes or eating habits; acceptance of new product offerings by consumers; actions of competitors, including pricing policy and promotional spending; the availability and costs of raw materials, packaging, fuels and utilities, and the ability to recover these costs in the pricing of products, improved efficiencies and other strategies; increased pension, health care, workers' compensation and other employee costs; the effectiveness of hedging activities; the effectiveness of advertising and marketing spending; changes in general economic and business conditions (including in the bread and sweet goods markets); any inability to protect our intellectual property rights; further consolidation in the food retail industry; future product recalls or safety concerns; expenditures necessary to carry out cost-saving initiatives and savings derived from these initiatives; changes in our business strategies; bankruptcy filings by customers; costs associated with environmental compliance and remediation; actions of governmental entities, including regulatory requirements; increased costs and uncertainties related to periodic renegotiation of union contracts; changes in our relationship with employees and the unions that represent them; the outcome of legal proceedings to which we are or may become a party, including the securities class action filed after our February 11, 2003 press release; business disruption from terrorist acts, our nation's response to such acts and acts of war; and other factors. These statements speak only as of the date of this release and we disclaim any intention or obligation to update or revise any forward-looking statements to reflect new information, future events or developments or otherwise, except as required by law. We have provided additional information in our Annual Report on Form 10-K for our fiscal year ended May 31, 2003 and our Quarterly Reports on Form 10-Q for our quarters ended November 15, 2003 and March 6, 2004 filed with the Securities and Exchange Commission, which readers are encouraged to review, concerning other factors that could cause actual results to differ materially from those indicated in the forward-looking statements.